Exhibit 99.2

LEHMAN BROTHERS FILES CHAPTER 11 PLAN

NEW YORK, March 15, 2010 — Lehman Brothers Holdings Inc. (“LBHI”) and its 22 affiliated chapter 11 debtors (collectively, the “Debtors”) today filed their joint chapter 11 plan (the “Plan”) with the United States Bankruptcy Court for the Southern District of New York.  The Plan proposes an economic resolution of the allowed claims of creditors of all of the Debtors and incorporates various inter-Debtor, Debtor-creditor and inter-creditor resolutions designed to achieve a global, fair and efficient resolution of the Lehman cases.  For these purposes, the Plan recognizes the corporate integrity of each Debtor.

As to LBHI, generally, after satisfaction in full of secured, administrative and priority creditors, the Plan proposes that holders of allowed general unsecured claims, direct intercompany claims, and guarantee claims asserted by third parties and affiliates (on the basis of maximum guarantee claim amounts as set forth in the Plan) will receive pro rata cash distributions.  The Debtors believe that the proposed Plan represents a fair economic resolution for all of the Debtors’ claimants that will expedite the administration of the Debtors’ chapter 11 cases and accelerate recoveries to creditors.  The Plan enables the avoidance of the potential extraordinary costs and extended time that would otherwise be incurred in connection with litigation of the multifaceted and complex issues associated with these extraordinary cases.

Bryan Marsal, Chief Executive Officer and Chief Restructuring Officer of LBHI, commented, “We conducted a thorough and thoughtful due diligence process before formulating the proposed Plan and have weighed all options.  We firmly believe that the proposed Plan represents a fair economic resolution for all Lehman creditors and will accelerate recoveries to creditors.  At the core of the Plan is the belief that guarantee claims alleged and filed against LBHI should not exceed the actual liabilities to Lehman’s third parties on a worldwide basis.”

The formulation of the Plan has consumed substantial time and effort on the part of the Debtors and their professional advisors.  The interconnectedness of the Debtors and the Lehman enterprise as well as the need to accumulate and analyze relevant information have been extremely difficult and demanding, particularly within the time constraint imposed by the Bankruptcy Code that does not take into account the facts and circumstances of these highly complex cases.  Although the Debtors have had limited opportunity to engage with key creditor constituents on the proposed Plan, we have met with key creditor constituents to listen to their views.  We look forward to engaging in meaningful discussions with our key creditor constituencies.

A fundamental goal of the Debtors is to achieve a consensual Plan.  The Debtors will extend their full efforts to achieve a consensus.  Concurrently, they will continue to consider, research and investigate the complex legal issues that may have a significant impact on the framework of the Plan, including such issues as substantive consolidation, intercompany accounts, validity of guarantees, and evaluation of potential claims of the Debtors against third parties.  The Debtors believe that the proposed Plan provides for a fair and reasonable resolution of all claims without unnecessary, extended and expensive litigation that could adversely impact recoveries to creditors.

Media Contacts

Lehman Brothers Holdings Inc.

Kimberly Macleod

kmacleod@lehmanholdings.com

(646) 285-9215